Exhibit 99.1

Midas’ European Licensee Files Suit in Italy Claiming Breach of Contract

ITASCA, Ill.--(BUSINESS WIRE)--January 6, 2012--Midas, Inc. (NYSE: MDS) received notice on Jan. 3, 2012, that its European licensee, MESA S.p.A., has filed suit in the Court of Appeal in Milan, Italy, claiming that Midas is in breach of the 1998 license agreement and agreement for strategic alliance (ASA) under which MESA operates the Midas automotive service business in Europe. The complaint alleges that Midas is in breach of these agreements due to, among other things, Midas’ alleged failure to cooperate with MESA to improve the Midas System.

MESA seeks damages for the alleged breach of up to €5,782,000, representing a portion of the royalties MESA paid to Midas for the period from June 2009 through October 2011. MESA also seeks a declaratory judgment suspending MESA’s obligation to pay 80 percent of its future royalty payments owed to Midas under the license agreement.

Midas believes MESA’s claims are without merit and intends to vigorously defend against them.

MESA had previously filed a request for arbitration in June 2009, alleging that Midas had breached its obligations under the ASA. In a March 2011 ruling, the arbitral panel denied MESA’s claim for the return of past royalties paid to Midas under the license agreement and instead awarded damages to MESA solely with respect to Midas’ alleged failure under the ASA to cooperate in the improvement of IT systems for the European operations. Following the conclusion of the arbitration, the license agreement and the ASA between the parties remained in full force and effect.

“We are extremely disappointed that MESA filed this lawsuit despite the company’s repeated efforts since the arbitration ruling to discuss ways in which our two companies can cooperate under the ASA,” said Alan D. Feldman, Midas’ chairman and chief executive officer.

Feldman also confirmed that the review of strategic alternatives by a special committee of the company’s board of directors is ongoing. Midas has not yet determined what effect the complaint filed by MESA will have on this ongoing review. Midas said it would have no additional comments about the review of strategic alternatives until its board of directors approves a specific course of action.

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at nearly 2,300 franchised, licensed and company-owned Midas shops in 14 countries, including more than 1,500 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 163 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2010 annual report on Form 10-K and subsequent filings.

CONTACT:
Midas, Inc.
Bob Troyer, (630) 438-3016
rtroyer@midas.com